Exhibit 10.1

PERFORMANCE SHARE AGREEMENT

MetLife, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Performance Shares (your “Performance Shares”). Your Performance Shares are subject to the terms and conditions of this Performance Share Agreement (this “Agreement”) and the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Plan”).

1. Standard Performance Terms.

(a) The terms of this Section 1 shall be referred to as the “Standard Performance Terms” and will apply to your Performance Shares except in so far as Sections 2 or 3 apply. If Shares are paid to you, you will receive evidence of ownership of those Shares.

(b) The Performance Period for your Performance Shares will begin on January 1, [year] and end on the December 31 immediately preceding the third anniversary of the beginning of the Performance Period. After the conclusion of the Performance Period, the Committee shall certify in writing the number of Performance Shares payable in accordance with this Section 1 (your “Final Performance Shares”), and your Final Performance Shares will be due and payable in Shares at the time specified in Section 8.

(c) If the Committee determines in writing that the Company met one or more of the Section 162(m) Goals, then you will be eligible for a payment of up to 175% of your Performance Shares. Notwithstanding any other terms of this Agreement, your payment may not exceed this amount. The “Section 162(m) Goals” shall be the following:

(1) Positive Company Adjusted Income for the Performance Period.

(2) Positive Company Adjusted Income for the third calendar year of the Performance Period.

(3) Positive Company Total Shareholder Return for the Performance Period.

(4) Positive Company Total Shareholder Return for the third calendar year of the Performance Period.

(5) For purposes of this Section 1(c), the following definitions shall apply:

(a) “Adjusted Income” means income from continuing operations before provision for income tax, excluding net investment gains (losses) (determined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X), which includes total net investment gains (losses) and net derivatives gains (losses).

(b) “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final Closing Price, plus dividends (if any) actually paid on Shares on a reinvested basis during the applicable period. “Initial Closing Price” means the average Closing Price for the twenty (20) trading days prior to the first day of the applicable period. “Final Closing Price” means the average Closing Price for the twenty (20) trading days prior to and including the final day of the applicable period.

(d) If, under Section 1(c), you are eligible for a payment, the Committee will determine your Final Performance Shares by multiplying your Performance Shares by the “Final Performance Factor.” The Final Performance Factor means a percentage (from zero to 175%) determined by the Committee in its discretion. In exercising its discretion, the Committee may consider the average of two performance factors (each from zero to 175%), described in (1) and (2) below, subject to the cap determined by (3) below, if applicable, or such other considerations as it finds appropriate.

(1) The first performance factor will be based on the Company’s annual performance during the Performance Period with respect to Operating Return on Equity compared to its three-year business plan, as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the guidelines in Performance Factor Appendix 1 to this Agreement, or such other considerations as it finds appropriate.

(2) The second performance factor will be based on the Company’s performance with respect to Total Shareholder Return during the Performance Period compared to the Company’s peer companies, as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the list of peer companies and guidelines in Performance Factor Appendix 2 to this Agreement, or such other considerations as it finds appropriate.

(3) In determining the Final Performance Factor in its discretion, the Committee may consider whether the Company’s Total Shareholder Return for the Performance Period is zero or less, and if so may, in its discretion, choose to set the Final Performance Factor at the lesser of (a) the average of the percentages determined under Sections 1(d)(1) and (2); or (b) 100%.

2. Change of Status. For purposes of this Section 2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment. If a Change of Control occurs prior to any of the events described in this Section 2, any applicable terms of Section 3 will supersede the terms of this Section 2.

(a) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees, the Standard Performance Terms will continue to apply to your Performance Shares. Once this provision applies, no other change of status described in this Section 2 (except the provision regarding termination for Cause) will affect your Performance Shares, even if you subsequently return to active service or your employment with the Company or an Affiliate terminates other than for Cause.

(b) Death. In the event that your employment with the Company or an Affiliate terminates due to your death, your Performance Shares will be due and payable in Shares (or cash at a value equal to the Closing Price on the date of your death, if so determined by the Committee). Any payment will be made at the time specified in Section 8.

(c) Retirement. If your employment with the Company or an Affiliate terminates (other than for Cause) on or after your early retirement date or normal retirement date (in each case determined under any ERISA qualified pension plan offered by the Company or an Affiliate in which you participate) (“Retirement”), the Standard Performance Terms will continue to apply to your Performance Shares.

(d) Bridge Eligibility. If your employment with the Company or an Affiliate terminates (other than for Cause) with bridge eligibility for retirement-related medical benefits (determined under an ERISA qualified benefit plan offered by the Company or an Affiliate in which you participate, if any) (“Bridge Eligibility”), and your separation agreement (offered to you under the severance program offered by the Company or an Affiliate to its Employees) becomes final, the Standard Performance Terms will continue to apply to your Performance Shares.

(e) Termination for Cause. In the event that your employment with the Company or an Affiliate terminates for Cause, your Performance Shares will be forfeited immediately.

(f) Other Termination of Employment. Unless the Committee determines otherwise, if no other provision in this Section 2 regarding change of status applies, your Performance Shares will be forfeited immediately upon your termination of employment, unless you are offered a separation agreement by the Company or an Affiliate under a severance program. To the extent your separation agreement becomes final by March 15 of the calendar year after the separation agreement is offered to you, your Prorated Performance Shares will be due and payable to you. Any payment will be made at the time specified in Section 8. The number of your “Prorated Performance Shares” will be determined by dividing the number of calendar months in the Performance Period that have ended as of the end of the month of the termination of your employment by thirty-six (36), multiplying the result by the number of your Performance Shares, and rounding to the nearest whole number, and, if you were an Insider or an “executive officer” of the Company under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, at any time during the Performance Period, further multiplying the result by the lesser of 100% or the Performance Factor; provided, however, that if the date of the termination of your employment is prior to the first anniversary of the beginning of the Performance Period, then the number of your Prorated Performance Shares shall be zero (0). Payment for each of your Prorated Performance Shares will be made in cash at a value equal to the Closing Price on the Grant Date, and shall be rounded to the nearest one-hundred dollars ($100.00); provided, however, that if you were an Insider or an “executive officer” of the Company under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, at any time during the Performance Period, payment for each of your Prorated Performance Shares will be made in cash at a value equal to the lesser of the Closing Price on the Grant Date or the Closing Price on the date the Committee determines the Performance Factor, and shall be rounded to the nearest one-hundred dollars ($100.00). If your separation agreement does not become final, your Performance Shares will be forfeited.

3. Change of Control.

(a) If any of the events described in Section 2 occurs prior to a Change of Control, any applicable terms of Section 2 will supersede the terms of this Section 3.

(b) Except as provided in Section 3(c), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs, your Performance Shares will be due and payable in the form of cash equal to the number of your Performance Shares multiplied by the Change of Control Price. Any payment will be made at the time specified in Section 8.

(c) The terms of Section 3(b) will not apply to your Performance Shares if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Performance Shares pursuant to Section 15.2 of the Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A.

4. Nontransferability of Awards. Except as provided in Section 5 or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Performance Shares, and all rights with respect to your Performance Shares are exercisable during your lifetime only by you.

5. Beneficiary Designation. You may name any beneficiary or beneficiaries (who may be named contingently or successively) who may then exercise any right under this Agreement in the event of your death. Each beneficiary designation for such purpose will revoke all such prior designations. Beneficiary designations must be properly completed on a form prescribed by the Committee and must be filed with the Company during your lifetime. If you have not designated a beneficiary, your rights under this Agreement will pass to and may be exercised by your estate.

6. Tax Withholding. The Company or an Affiliate may withhold amounts it determines are necessary to satisfy tax withhold responsibilities by withholding amounts from payment made under this Agreement, or from other payments due to you to the extent permissible under law, an amount sufficient to satisfy the minimum statutory United States, state, local or other applicable tax withholding requirements. The Company will defer payment of cash or the issuance of Shares until this requirement is satisfied. The Company may satisfy this requirement by withholding Shares otherwise issuable based on a value per Share determined by the Company in its discretion.

7. Adjustments. The Committee will make appropriate adjustments in the terms and conditions of your Performance Shares in recognition of unusual or nonrecurring events affecting the Company or its financial statements (such as a Common Stock dividend, Common Stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate change), or in recognition of changes to applicable laws, regulations, or accounting principles, to prevent unintended dilution or enlargement of the potential benefits of your Performance Shares. The Committee’s determinations in this regard will be conclusive.

8. Timing of Payment.

(a) This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.

(b) If payment is due and payable under Section 2(b), it will be made upon your death.

(c) If payment is due and payable under Section 2(f), it will be made six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date); provided, however, that if you were an Insider or an “executive officer” of the Company under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, at any time during the Performance Period, payment will be made in the calendar year after the end of the Performance Period but in no event earlier than six (6) months after the termination of your employment (or six months after your “separation from service” under Code Section 409A, if that is a different date).

(d) If payment is due and payable under Section 3(b), and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days of the Change of Control. If payment is due and payable under Section 3(b), and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 8(e).

(e) If payment is due and payable under the Standard Performance Terms, payment will be made in the calendar year after the end of the Performance Period; provided, however, that if you were given the opportunity to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate and chose to defer payment, then payment will be made at the time determined under that plan.

9. Closing Price. For purpose of this Agreement, “Closing Price” will mean the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. Closing Price shall constitute “Fair Market Value” under the Plan for all purposes related to your Performance Shares.

10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.

11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York, to which jurisdiction the Company and you consent.

12. Miscellaneous.

(a) For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee as defined in the Plan and (unless otherwise indicated) the word “Section” refers to a Section in this Agreement. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan.

(b) Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and the Company, and you and all Affiliates, regarding your Performance Shares. No promises, terms, or agreements of any kind regarding your Performance Shares that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable.

(c) Your Performance Shares are not Shares and do not give you the rights of a holder of Shares. You will not be credited with additional Performance Shares on account of any dividend paid on Shares.

(d) The Committee may, in its discretion, settle your Performance Shares in the form of cash to the extent settlement in Shares is prohibited by law or would require you or the Company to obtain the approval of any governmental and/or regulatory body. The Committee may, in its discretion, require you at any time to immediately sell Shares you acquire under this Agreement, in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including United States securities laws and any other applicable securities laws.

(e) The issuance of Shares or payment of cash pursuant to your Performance Shares is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. The Company’s grant of Performance Shares to you is not intended to be a public offering of securities outside the United States, and the Company has not submitted any registration statement, prospectus, or other securities filing with authorities outside the United States, except where required by law. Your Performance Shares have not been, and will not be, reviewed by or registered with any securities authorities outside the United States, including but not limited to the securities authorities of Argentina. In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Performance Shares hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As this is a private placement in Chile, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of any securities authorities in Chile. This Agreement and all other materials pertaining to your Performance Shares have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offer. If you have any doubts about any of the contents of the materials pertaining to your Performance Shares, you should obtain independent professional investment advice.

(f) You agree to repatriate all payments under this Agreement or cash attributable to Shares you acquire under this Agreement to the extent required under any applicable legal requirements, such as foreign exchange rules and regulations in your country of residence or country of employment.

(g) Your Performance Shares are subject to the Company’s performance-based compensation recoupment policy (which currently covers only officers or officer-equivalent employees of the Company and its Affiliates) in effect from time to time.

(h) Regardless of any action the Company or any Affiliate takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary or estate) and that neither the Company nor any Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any of your Performance Shares, including the grant or payment on account of the Performance Shares, and that neither the Company nor any Affiliate commits to structure the terms of the grant of or any aspect of any Performance Shares to reduce or eliminate your (or you estate’s or any heir’s) liability for such tax. You agree to take any and all actions as may be required to comply with your personal tax obligations.

(i) If you are resident and/or employed in a country that is a member of the European Union, this Agreement is intended to comply with the provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Equal Treatment Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement are invalid or unenforceable, in whole or in part, under the Equal Treatment Rules, the Committee, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(j) You agree that this Agreement and any other documents related to the Plan or your Performance Shares are to be presented to you in English. If any such document is translated into a language other than English, the English version will control.

(k) The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan, this Agreement and your Performance Shares. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by any Affiliates or the Company, and others who provide them services related to your Performance Shares (“Service Providers”), for the exclusive purpose of implementing, administering and managing your participation in the Plan. In accepting this agreement, you acknowledge that:

(1) the Affiliates and the Company hold certain personal information about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other identification number, employee identification number, salary, nationality, job title, or shares of stock or directorships held in Affiliates and the Company, details of all Performance Shares awarded, forfeited, on which payment has been made, and/or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”);

(2) the Affiliates, the Company, and Service Providers will transfer Data amongst themselves as necessary for the implementation, administration and management of the Plan, that these recipients may be located in your country, the European Economic Area, the United States, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country, that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative and you authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party;

(3) Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including but not limited to any applicable retention period necessary for effective or lawful administration of the Plan;

(4) you may, at any time, exercise your rights under law, to obtain confirmation as to the existence of the Data, verify the content, origin and accuracy of the Data, request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, and oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in it. You may seek to exercise these rights by contacting your local human resources manager; and

(5) you are not obligated to consent to the collection, use, processing and transfer of Data. However, if you refuse to grant consent under this Section 12 by failing to accept this Agreement you will not receive any Performance Shares pursuant to this Agreement, and if you subsequently withdraw your consent under this Section 12 you will forfeit all of your Performance Shares. You may contact your local human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.

(l) In accepting this Agreement, you acknowledge that:

(1) the Plan and this Agreement are each established voluntarily by the Company, and that each is discretionary in nature and may be modified, suspended or terminated at any time, as provided in the Plan and this Agreement, respectively;

(2) the grant of your Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past;

(3) all decisions with respect to future Performance Shares grants, if any, will be at the discretion of the Committee, including, but not limited to, the timing of any grants, the number of Performance Shares and vesting provisions;

(4) your participation in the Plan is voluntary;

(5) the Performance Shares are an extraordinary item which is outside the scope of your employment contract, if any;

(6) the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, Termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(7) the Performance Shares grant will not be interpreted to form an employment contract or relationship with any Affiliate or the Company, and you are not an employee of the Company;

(8) the future Closing Price of Common Stock is unknown and cannot be predicted with certainty;

(9) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Performance Shares or diminution in value of the Performance Shares and you irrevocably release the Company and each Affiliate from any such claim that may arise; and

(10) in the event of your Termination, neither your eligibility, nor any right to receive Performance Shares, nor any period within which payment may be made on account of your Performance Shares, if any, will be extended beyond the period specified under this Agreement by any notice period mandated under law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of your Termination, your right to payment on account of your Performance Shares, if any, will not be extended by any notice period mandated under law.

(m) The Company may impose other requirements as a condition of your Performance Shares, to the extent the Committee determines, in its discretion, that such other requirements are necessary or advisable in order to comply with law or facilitate the operation or administration of this Agreement, your Performance Shares, or the Plan. To the extent the Company determines in its discretion that you are required to execute any document or undertaking for this purpose, you agree to do so.

13. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect any of your previously-granted Awards in any material way (without your written consent) and is otherwise consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.

14. Agreement to Protect Corporate Property. If you have not previously executed an Agreement to Protect Corporate Property (“Property Agreement”), the grant of your Performance Shares is subject to your execution of the Property Agreement provided to you by the Company with respect to this Agreement, and if you do not return a signed copy of the Property Agreement then this Agreement and the Performance Shares granted to you will be void. The Company may in its sole discretion allow an extension of time for you to return your signed Property Agreement.

15. Post-Employment Terms Applicable to Insiders and Executive Officers.

(a) The terms of this Section 15 shall apply if you are an Insider or an “executive officer” of the Company under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, at any time during the Performance Period, notwithstanding any other terms of this Agreement, other than Section 3, to the contrary. If a Change of Control occurs prior to the finding described in Section 15(b), any applicable terms of Section 3 will supersede the terms of this Section 15.

(b) If the Committee reasonably finds that, at any time during the Performance Period, whether during your employment with the Company and its Affiliates or thereafter, you directly or indirectly owned any interest in, managed, controlled, participated in, consulted with, or rendered services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any person or entities currently engaged in business activities which compete (or will compete based on the anticipated plans of the Company at the time of your employment termination) with the business of MetLife in the United States of America, United Arab Emirates, Hong Kong (Special Administrative Region of the People’s Republic of China), Argentina, United Kingdom and/or in any other country in which MetLife conducts business or has plans to conduct business during your employment or as of the date your employment terminated, then, to the maximum extent permissible by law:

(1) your Performance Shares will be immediately forfeit; and

(2) to the extent that Section 2(f) applies to you, you will forfeit any right to any payment under Section 2(f), or the terms of your separation agreement pursuant to Section 2(f), not yet paid to you.

(c) Notwithstanding the terms of Section 11 to the contrary, this Section 15 will be construed in accordance with and governed by the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and you have executed this Agreement.

METLIFE, INC.		EMPLOYEE

By:	Steven A. Kandarian	[name]
Name

Chairman of the Board, President, and Chief Executive Officer

	Signature	Signature

Date:

Performance Factor Appendix 1

to Performance Share Agreement

Operating Return on Equity Performance Factor Guidelines
	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum

Performance Result	0% - 79%	80%	81% - 99%	100%	101% - 119%	120%	121	% +

Performance Factor	0%	25%	For each 1% the performance result is above 80%, add 3.75% to the threshold performance factor of 25%.	100%	For each 1% the performance result is above 100%, add 3.75% to the target performance factor of 100%.	175%	175%

Guideline Examples
Performance Result	Performance Factor
79%	0%
80%	25%
85%	43.75%
90%	62.50%
95%	81.25%
100%	100%
110%	137.50%
115%	156.25%
120%	175%
125%	175%

Performance Factor Appendix 2

to Performance Share Agreement

Total Shareholder Return Peer Companies
Aegon NV	Legal & General Group
Aflac Inc.	Lincoln National Corp.
AIA Group	Manulife Financial Corp.
Allianz SE	Ping An Insurance Group
Allstate Corp	Principal Financial Grp Inc.
American International Group	Prudential Financial Inc.
Assicurazioni Generali SPA	Prudential PLC
Aviva PLC	Travelers Cos. Inc.
AXA	Unum Group
Dai-Ichi Life Insurance Co. Ltd.	Zurich Financial Services
Hartford Financial Services

Total Shareholder Return Performance Factor Guidelines
	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum
Performance Result	0 - 24th %tile	25th %tile	26th - 49th %tile	50th %tile	51st - 87.4th %tile	87.5th %tile	87.6th - 99th %tile
Performance Factor	0%	25%	For each %tile the performance result is above the 25th %tile, add 3% to the threshold performance factor of 25%.	100%	For each %tile the performance result is above the 50th %tile, add 2% to the target performance factor of 100%.	175%	175%

Guideline Examples
Performance Result	Performance Factor
24th %tile	0%
25th %tile	25%
30th %tile	40%
40th %tile	70%
50th %tile	100%
60th %tile	120%
70th %tile	140%
80th %tile	160%
87.5th %tile	175%
99th %tile	175%